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              SUBSIDIARIES OF FIRST NATIONWIDE (PARENT) HOLDINGS INC.



        NAME                                  STATE OF INCORPORATION
        ----                                  ----------------------
1.  First Nationwide Holdings Inc.            Delaware

2.  California Federal Bank,
      A Federal Savings Bank                  chartered under federal law

3.  First Nationwide Mortgage Corporation     Delaware